Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 28, 2014 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended September 30, 2014. Summarized financial results for the quarter and nine months ended September 30 are as follows (dollars in thousands, except per share data):

	Three months ended September 30,			Nine months ended September 30,
	2014	2013	% change	2014	2013	% change
Total revenues	$3,467,362	$3,316,665	4.5%	$10,112,865	$9,599,194	5.4%
Net revenues:
Transportation
Truckload	$307,376	$265,509	15.8%	$882,774	$798,448	10.6%
LTL	67,968	61,436	10.6%	195,482	180,638	8.2%
Intermodal	10,593	10,202	3.8%	30,396	29,223	4.0%
Ocean	57,380	49,692	15.5%	151,478	141,304	7.2%
Air	20,520	18,137	13.1%	59,721	55,107	8.4%
Customs	11,107	8,932	24.4%	30,751	27,307	12.6%
Other logistics services	19,043	16,070	18.5%	54,816	50,348	8.9%

Total transportation	493,987	429,978	14.9%	1,405,418	1,282,375	9.6%
Sourcing	29,801	30,553	-2.5%	91,541	101,151	-9.5%
Payment services	3,776	2,775	36.1%	8,877	8,104	9.5%

Total net revenues	527,564	463,306	13.9%	1,505,836	1,391,630	8.2%
Operating expenses	324,227	286,951	13.0%	945,146	864,093	9.4%

Operating income	203,337	176,355	15.3%	560,690	527,537	6.3%
Net income	$124,981	$107,737	16.0%	$336,764	$322,952	4.3%

Diluted EPS	$0.85	$0.69	23.2%	$2.28	$2.03	12.3%

Our truckload net revenues increased 15.8 percent in the third quarter of 2014 compared to the third quarter of 2013. Our North American truckload volumes increased approximately one percent. Our truckload net revenue margin increased in the third quarter of 2014 compared to the third quarter of 2013, due primarily to increased rate per mile. In North America, excluding the estimated impacts of the change in fuel, our average truckload rate per mile charged to our customers increased approximately ten percent in the third quarter of 2014 compared to the third quarter of 2013. In North America, our truckload transportation costs increased approximately eight percent, excluding the estimated impacts of the change in fuel. These increases were largely the result of market conditions and a change in the mix of our business.

(more)

C.H. Robinson Worldwide, Inc.

October 28, 2014

Our less-than-truckload (“LTL”) net revenues increased 10.6 percent in the third quarter of 2014 compared to the third quarter of 2013. The increase was driven by a seven percent increase in total shipments and increased customer pricing, partially offset by higher costs.

Our intermodal net revenues increased 3.8 percent in the third quarter of 2014 compared to the third quarter of 2013. The increase in net revenues was primarily driven by increased operational efficiency and customer pricing.

Our ocean transportation net revenues increased 15.5 percent in the third quarter of 2014 compared to the third quarter of 2013. The increase in net revenues was primarily due to increased volumes and net revenue margin.

Our air transportation net revenues increased 13.1 percent in the third quarter of 2014 compared to the third quarter of 2013. The increase was primarily due to increased volumes and net revenue margin.

Our customs net revenues increased 24.4 percent in the third quarter of 2014 compared to the third quarter of 2013. The increase was due to increased rates and transaction volumes.

Our other logistics services revenues increased 18.5 percent in the third quarter of 2014 compared to the third quarter of 2013. The increase was primarily due to increases in transportation management services.

Sourcing net revenues decreased 2.5 percent in the third quarter of 2014 compared to the third quarter of 2013. We continued to experience volume and net revenue declines from a large customer.

Payment services net revenues increased 36.1 percent in the third quarter of 2014 compared to the third quarter of 2013. This was primarily due to a rate increase on our cash advance option in July 2014.

For the third quarter, operating expenses increased 13.0 percent to $324.2 million in 2014 from $287.0 million in 2013. Operating expenses as a percentage of net revenues decreased slightly to 61.5 percent in the third quarter of 2014 from 61.9 percent in the third quarter of 2013.

For the third quarter, personnel expenses increased 19.7 percent to $244.6 million in 2014 from $204.4 million in 2013. This was primarily due to an increase in the expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability and an increase in our average headcount of 1.6 percent.

For the third quarter, other selling, general, and administrative expenses decreased 3.6 percent to $79.6 million in 2014 from $82.6 million in 2013. This was primarily due to a decrease in travel and claims expenses.

For the third quarter, interest and other expense was $6.2 million in 2014 compared to $2.6 million in the third quarter of 2013. This increase was primarily driven by the interest expense on our notes payable, issued during the third quarter of 2013 and used to fund share repurchases.

For the third quarter, our effective income tax rate was 36.6 percent in 2014 compared to 38.0 percent in the third quarter of 2013. The lower rate was primarily due to foreign tax credits, which increased earnings per share approximately $0.03 for the third quarter.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 active customers through a network of 282 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 63,000 transportation providers worldwide.

(more)

C.H. Robinson Worldwide, Inc.

October 28, 2014

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2014 Earnings Conference Call

Wednesday, October 29, 2014 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 888-523-1228

International callers dial +1-719-325-2455

Callers should reference the conference ID, which is 8557362

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on November 5: 800-203-1112;

passcode: 8557362#

International callers dial +1-719-457-0820

(more)

C.H. Robinson Worldwide, Inc.

October 28, 2014

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Transportation	$3,069,056	$2,880,901	$8,911,683	$8,302,160
Sourcing	393,980	432,373	1,190,604	1,287,036
Payment Services	4,326	3,391	10,578	9,998

Total revenues	3,467,362	3,316,665	10,112,865	9,599,194

Costs and expenses:
Purchased transportation and related services	2,575,069	2,450,923	7,506,265	7,019,785
Purchased products sourced for resale	364,179	401,820	1,099,063	1,185,885
Purchased payment services	550	616	1,701	1,894
Personnel expenses	244,621	204,388	703,904	623,042
Other selling, general, and administrative expenses	79,606	82,563	241,242	241,051

Total costs and expenses	3,264,025	3,140,310	9,552,175	9,071,657

Income from operations	203,337	176,355	560,690	527,537

Interest and other expense	(6,204)	(2,635)	(18,587)	(3,284)

Income before provision for income taxes	197,133	173,720	542,103	524,253
Provision for income taxes	72,152	65,983	205,339	201,301

Net income	$124,981	$107,737	$336,764	$322,952

Net income per share (basic)	$0.85	$0.69	$2.28	$2.03
Net income per share (diluted)	$0.85	$0.69	$2.28	$2.03
Weighted average shares outstanding (basic)	146,646	156,924	147,661	158,820
Weighted average shares outstanding (diluted)	146,856	157,044	147,819	158,884

(more)

C.H. Robinson Worldwide, Inc.

October 28, 2014

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$127,716	$162,047
Receivables, net	1,640,634	1,449,581
Other current assets	56,366	52,857

Total current assets	1,824,716	1,664,485
Property and equipment, net	156,936	160,703
Intangible and other assets	960,132	977,630

Total Assets	$2,941,784	$2,802,818

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$822,129	$755,007
Accrued compensation	108,153	85,247
Accrued income taxes	13,961	11,681
Other accrued expenses	39,959	43,046
Current portion of debt	345,000	375,000

Total current liabilities	1,329,202	1,269,981
Noncurrent income taxes payable	21,994	21,584
Deferred tax liabilities	71,653	70,618
Long-term debt	500,000	500,000
Other long term liabilities	218	911

Total liabilities	1,923,067	1,863,094
Total stockholders’ investment	1,018,717	939,724

Total liabilities and stockholders’ investment	$2,941,784	$2,802,818

(more)

C.H. Robinson Worldwide, Inc.

October 28, 2014

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Nine months ended September 30,
	2014	2013
Operating activities:
Net income	$336,764	$322,952
Stock-based compensation	33,561	10,856
Depreciation and amortization	43,442	42,052
Provision for doubtful accounts	15,917	10,323
Deferred income taxes	901	28,696
Other	(1,280)	232
Changes in operating elements, net of acquisitions:
Receivables	(206,970)	(197,468)
Prepaid expenses and other	(4,081)	(10,465)
Other non-current assets	270	—
Accounts payable and outstanding checks	67,125	103,226
Accrued compensation and profit-sharing contribution	23,058	(23,023)
Accrued income taxes	2,690	(94,027)
Other accrued liabilities	(6,075)	(10,425)

Net cash provided by operating activities	305,322	182,929
Investing activities:
Purchases of property and equipment	(19,291)	(27,861)
Purchases and development of software	(5,845)	(6,375)
Acquisitions, net of cash	—	19,126
Other	428	221

Net cash used for investing activities	(24,708)	(14,889)
Financing activities:
Borrowings on line of credit	3,498,000	3,054,023
Repayments on line of credit	(3,528,000)	(2,957,669)
Borrowings of long-term debt	—	500,000
Payment of contingent purchase price	—	(927)
Net repurchases of common stock	(127,106)	(700,631)
Excess tax benefit on stock-based compensation	6,202	26,180
Cash dividends	(157,590)	(167,130)

Net cash used for financing activities	(308,494)	(246,154)
Effect of exchange rates on cash	(6,451)	(2,182)

Net change in cash and cash equivalents	(34,331)	(80,296)
Cash and cash equivalents, beginning of period	162,047	210,019

Cash and cash equivalents, end of period	$127,716	$129,723

	As of September 30,
	2014	2013
Operational Data:
Employees	11,542	11,533
Branches	282	285

###